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                                                                       EXHIBIT 5


                                         November 10, 1997


NIPSCO Capital Markets, Inc.
5265 Hohman Avenue
Hammond, Indiana 46320

Ladies and Gentlemen:

     We are acting as counsel to NIPSCO Industries, Inc., an Indiana corporation ("Industries"), and NIPSCO Capital Markets, Inc., an Indiana corporation ("Capital"), in connection with the filing of a Registration Statement on Form S-3 by Capital and Industries. The Registration Statement relates to the offer and sale by Capital of $75,000,000 principal amount of its Senior Notes Due 2027 (the "Notes"), and the related obligations of Industries under the Support Agreement dated April 4, 1989, as amended as of May 15, 1989, December 10, 1990, and February 14, 1991, between Capital and Industries (the "Support Agreement"), as more fully described in the Registration Statement. The Notes will be issued under an Indenture dated as of February 14, 1997 among Capital, Industries and The Chase Manhattan Bank, as trustee (the "Trustee") (the "Indenture"). In connection with this opinion, we have examined such corporate records, certificates and other documents, and have made such other factual and legal investigations, as we have deemed necessary or appropriate for the purposes of this opinion.

     Based on the foregoing, it is our opinion that:

     1. The Notes will be the legally issued, valid and binding obligations of Capital, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or affecting the enforceability of creditors' rights generally or by general principles of equity, at such time as:

          (a) the series in which such Notes are to be issued and the terms of the Notes shall have been established by or pursuant to resolutions of the Board of Directors of Capital consistent with the Indenture, and such series and terms shall have been set forth or determined in the manner provided in an Officer's Certificate (as defined in the Indenture) or supplemental indenture in accordance with the requirements of the Indenture;

          (b) such Notes shall have been duly executed by Capital, duly authenticated by the Trustee pursuant to the Indenture and delivered to the purchasers thereof upon payment of the agreed consideration therefor; and

          (c) the Registration Statement shall have become effective under the Securities Act of 1933, as amended, and the Notes shall have been issued as contemplated by the Registration Statement.

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NIPSCO Capital Markets, Inc.
November 10, 1997
Page 2


     2. The Notes are entitled to the benefit of the Support Agreement, which is the valid and binding obligation of Industries, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or affecting the enforcement of creditors' rights generally or by general principles of equity.

     We do not express any opinion herein concerning any laws other than the laws of the State of Indiana and the federal laws of the United States.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                                       Respectfully submitted,

                                       SCHIFF HARDIN & WAITE


                                       By: /s/ Andrew A. Kling
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